Exhibit 99.1

News Release

One Centerpointe Drive Suite 200 Lake Oswego, Oregon 97035 503-684-7000                             www.gbrx.com

For release: January 7, 2015, 6:00 a.m. EST	Contact:	Mark Rittenbaum
Lorie Tekorius
503-684-7000

Greenbrier Reports First Quarter EPS of $1.01; Record Backlog of 41,200 Units;

Continued Margin Expansion to 17.8%

~ Grows backlog by 9,700 units in quarter ~

~ Receives orders for an additional 3,500 units after quarter end ~

~ Updates FY 2015 EPS guidance to $5.20 to $5.50 from $4.25 to $4.55 ~

Lake Oswego, Oregon, January 7, 2015 – The Greenbrier Companies, Inc. (NYSE: GBX) today reported financial results for its first fiscal quarter ended November 30, 2014.

First Quarter Highlights

•	Net earnings for the quarter were $32.8 million, or $1.01 per diluted share, on revenue of $495 million.

•	Adjusted EBITDA for the quarter was $67.2 million, or 13.6% of revenue.

•	Railcar backlog as of November 30, 2014 was 41,200 units with an estimated value of $4.20 billion (average unit sale price of $102,000), compared to 31,500 units with an estimated value of $3.33 billion (average unit sale price of $106,000) as of August 31, 2014.

•	Orders for 14,100 new railcars valued at $1.24 billion were received during the quarter. After quarter end, Greenbrier received orders for an additional 3,500 units valued at approximately $400 million.

•	New railcar deliveries totaled 4,000 units for the quarter, compared to 4,800 units for the quarter ended August 31, 2014.

•	Marine backlog as of November 30, 2014 totaled approximately $100 million.

•	Board declares a quarterly dividend of $0.15 per share payable on February 11, 2015 to shareholders of record as of January 21, 2015.

•	Board authorizes $25 million increase in current share repurchase program bringing cumulative repurchase authorization to $125 million, since authorizations were first announced on October 31, 2013. Cumulative repurchases since October 31, 2013 aggregate 1,551,701 shares at a cost of $77.5 million, or an average price of $49.96 per share.

Strategic Initiatives

•	Aggregate gross margin expanded to 17.8%, compared to 17.2% in the fourth quarter of fiscal 2014, moving closer to the goal of at least 20% gross margin by the second half of fiscal 2016.

•	We remain on track to the goal of at least 25% ROIC by the second half of fiscal 2016. First quarter annualized ROIC of 11.1 % is the result of working capital needs associated with higher production and syndication volumes, and planned capital expenditure programs.

•	The pursuit of new markets continues, including an equity investment in Brazil’s Amsted-Maxion Hortolândia, the leading railcar manufacturer in South America. Details of this transaction were announced today in a separate press release.

Greenbrier Reports First Quarter. . . (Cont.)	Page 2

William A. Furman, Chairman and CEO, said, “Our integrated business model continues to serve the wide-ranging transportation needs of our customers with each of our business units delivering enhanced performance beyond our own high expectations this quarter. Our strategy to diversify our product mix, add efficient, flexible capacity in low-cost facilities and drive considerably more product through our leasing model is paying off with manufacturing and leasing continuing to lead the way. Our business has never been stronger, with continued robust earnings, a growing and diverse backlog and significantly increased earnings expectations for 2015.”

Furman added, “Since the beginning of our fiscal year on September 1, 2014, we have received diverse orders for 17,600 new railcar units in North America and Europe of which nearly 70% are for double-stack intermodal units, automobile carrying cars and covered hopper cars. The quantity and value of our backlog increased for the fifth consecutive quarter, and is more than triple the size of just one year ago. This backlog is significantly more diverse as well, with over 10 different car types in North America alone. Today, tank cars comprise a little over one-fourth of our backlog compared to close to 50% a year ago, and close to 40% at the end of our last quarter.”

“The leading indicator for our business is the condition of the US economy, not energy prices. Macro-economic conditions indicate strength and expansion for the US economy in 2015 and beyond, with lower energy prices creating a strong impetus for auto production, consumer spending and overall growth. We are also making investments toward the future which includes our separate announcement today of an equity investment in Brazil-based Amsted-Maxion Hortolândia, the leading manufacturer of railcars in South America,” Furman concluded.

Business Outlook

Based on current business trends and industry forecasts, Greenbrier has raised its guidance to:

•	Deliveries in FY15 of approximately 21,000 units

•	Revenue of approximately $2.6 billion, which excludes revenue from GBW as it is accounted for under the equity method of accounting

•	Diluted EPS in the range of $5.20 to $5.50

Similar to previous years, financial results in the second half of the year are expected to be stronger than the first half. Also, while gross margins are expected to increase overall, management does not believe its track will be linear.

As noted in the “Safe Harbor” statement, there are risks to achieving this guidance. Certain orders and backlog in this release are subject to customary documentation and completion of terms.

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Greenbrier Reports First Quarter. . . (Cont.)	Page 3

Financial Summary

	Q1 FY15	Q4 FY14	Sequential Comparison – Main Drivers
Revenue	$495.1M	$618.1M	Down 19.9% primarily due to contribution of repair operation to GBW mid Q4 FY14 and lower deliveries as anticipated
Gross margin	17.8%	17.2%	Excludes lower margin repair operation that was contributed to GBW (which is not consolidated) in July 2014
Selling and administrative expense	$33.7M	$36.2M	Down 6.9% primarily due to transaction costs associated with GBW in Q4 and repair G&A now included in GBW (which is not consolidated)
Gain on disposition of equipment	$0.1M	$0.4M	Timing of sales fluctuates and is opportunistic, typically ranging from $1.0M to $3.0M per quarter
Adjusted EBITDA (1)	$67.2M	$80.8M	Down 16.8% driven by lower deliveries somewhat offset by operating efficiencies
Effective tax rate	31.3%	37.7%	Q4 FY14 rate driven by high rate on gain on contribution to GBW; excluding the tax on gain, the rate was 30.6%
Net earnings (1)	$32.8M	$33.7M	Lower revenue offset by production efficiencies
Diluted EPS (1)	$1.01	$1.03

(1)	Excluding non-cash gain on contribution to GBW in Q4 FY14.

Segment Summary

	Q1 FY15	Q4 FY14	Sequential Comparison – Main Drivers
Manufacturing
Revenue	$379.9M	$492.1M	Down 22.8% as anticipated primarily due to lower deliveries as we transitioned from our leased facility to a wholly-owned facility in Mexico
Gross margin	16.8%	17.9%	Down 110 bps due to product mix and inefficiencies during the transition to a new facility in Mexico
Operating margin (1)	13.7%	14.8%
Deliveries	4,000	4,800	Reduction due to transition to new facility in Mexico
Wheels & Parts
Revenue	$86.6M	$105.0M	Down 17.5% primarily attributable to contribution of repair operation to GBW in July 2014 (which is not consolidated)
Gross margin	11.3%	6.5%	Up 480 bps due to operating efficiencies and contribution of lower margin repair operation to GBW
Operating margin (1)	9.2%	30.3%	Q4 FY14 reflects gain on contribution to GBW; excluding gain margin was 2.7%
Leasing & Services
Revenue	$28.5M	$21.0M	Up 35.7% primarily due to syndication of third party produced railcars
Gross margin	50.6%	53.7%	Down 310 bps due to impact of lower gross margin percentage on syndication of third party produced railcars
Operating margin (1) (2)	38.8%	38.9%
Lease fleet utilization	98.1%	98.2%

(1)	See supplemental segment information on page 10 for additional information.
(2)	Includes Gains on disposition of equipment, which is excluded from gross margin.

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Greenbrier Reports First Quarter. . . (Cont.)	Page 4

Conference Call

Greenbrier will host a teleconference to discuss its first quarter 2015 results. In conjunction with this news release, Greenbrier has posted a supplemental earnings presentation to our website. Teleconference details are as follows:

•	January 7, 2015

•	8:00 a.m. Pacific Standard Time

•	Phone: 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)

Please access the site 10 minutes prior to the start time.

About Greenbrier Companies

Greenbrier, (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. We build new railroad freight cars in our 4 manufacturing facilities in the U.S. and Mexico and marine barges at our U.S. manufacturing facility. Greenbrier also sells reconditioned wheel sets and provides wheel services at 9 locations throughout the U.S. We recondition, manufacture and sell railcar parts at 4 U.S. sites. Greenbrier is a 50/50 joint venture partner with Watco Companies, LLC in GBW Railcar Services, LLC which repairs and refurbishes freight cars at 39 locations across North America, including 14 tank car repair and maintenance facilities certified by the Association of American Railroads. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through our operations in Poland. Greenbrier owns approximately 8,500 railcars, and performs management services for approximately 238,000 railcars.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including statements regarding expected new railcar production volumes and schedules, expected customer demand for the Company’s products and services, plans to increase manufacturing capacity, restructuring plans, new railcar delivery volumes and schedules, growth in demand for the Company’s railcar services and parts business, and the Company’s future financial performance. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “goal,” “contemplates,” “expects,” “intends,” “plans,” “projects,” “hopes,” “seeks,” “estimates,” “strategy,” “could,” “would,” “should,” “likely,” “will,” “may,” “can,” “designed to,” “future,” “foreseeable future” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from in the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, reported backlog and awards are not indicative of our financial results; uncertainty or changes in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill, intangibles and other assets in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel or specialty component price fluctuations and availability and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result

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Greenbrier Reports First Quarter. . . (Cont.)	Page 5

of, among other matters, inefficiencies associated with expansion or start-up of production lines or increased production rates, changing technologies, transfer of production between facilities or non-performance of alliance partners, subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; integration of current or future acquisitions and establishment of joint ventures; succession planning; discovery of defects in railcars or services resulting in increased warranty costs or litigation; physical damage or product or service liability claims that exceed our insurance coverage; train derailments or other accidents or claims that could subject us to legal claims; actions or inactions by various regulatory agencies including potential environmental remediation obligations or changing tank car or other rail car or railroad regulation; and issues arising from investigations of whistleblower complaints; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2014, and our other reports on file with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

Net earnings excluding gain on contribution to GBW, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW are not financial measures under generally accepted accounting principles (GAAP). We define Net earnings excluding gain on contribution to GBW as Net earnings before gain on contribution to GBW (after-tax). We define Adjusted EBITDA as Net earnings attributable to Greenbrier before interest and foreign exchange, income tax expense, gain on contribution to GBW, and depreciation and amortization. We define Diluted earnings per share excluding gain on contribution to GBW as Net earnings excluding gain on contribution to GBW before interest and debt issuance costs (net of tax) on convertible notes divided by Weighted average diluted common shares outstanding. Net earnings excluding gain on contribution to GBW, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW are performance measurement tools used by Greenbrier. You should not consider Net earnings excluding gain on contribution to GBW, Adjusted EBITDA, and Diluted earnings per share excluding gain on contribution to GBW in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA and Diluted earnings per share excluding gain on contribution to GBW are not measures of financial performance under GAAP and are susceptible to varying calculations, these measures presented may differ from and may not be comparable to similarly titled measures used by other companies.

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Greenbrier Reports First Quarter. . . (Cont.)	Page 6

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	November 30, 2014	August 31, 2014	May 31, 2014	February 28, 2014	November 30, 2013
Assets
Cash and cash equivalents	$118,958	$184,916	$198,492	$143,929	$81,226
Restricted cash	9,170	20,140	9,468	8,964	8,975
Accounts receivable, net	191,532	199,679	181,850	148,810	174,745
Inventories	372,039	305,656	337,197	306,394	328,235
Leased railcars for syndication	177,221	125,850	96,332	84,657	61,282
Equipment on operating leases, net	264,615	258,848	274,863	282,328	293,291
Property, plant and equipment, net	258,303	243,698	215,942	204,804	201,353
Investment in unconsolidated affiliates	72,342	69,359	12,129	11,753	11,985
Goodwill	43,265	43,265	57,416	57,416	57,416
Intangibles and other assets, net	61,937	65,757	66,883	65,420	64,070

	$1,569,382	$1,517,168	$1,450,572	$1,314,475	$1,282,578

Liabilities and Equity
Revolving notes	$46,527	$13,081	$18,082	$26,738	$38,805
Accounts payable and accrued liabilities	374,509	383,289	356,541	319,611	293,041
Deferred income taxes	81,808	81,383	79,526	84,848	86,501
Deferred revenue	27,067	20,603	21,153	14,272	8,706
Notes payable	443,303	445,091	447,068	371,427	372,666
Total equity - Greenbrier	519,884	511,390	476,145	456,569	447,599
Noncontrolling interest	76,284	62,331	52,057	41,010	35,260

Total equity	596,168	573,721	528,202	497,579	482,859

	$1,569,382	$1,517,168	$1,450,572	$1,314,475	$1,282,578

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Greenbrier Reports First Quarter. . . (Cont.)	Page 7

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts, unaudited)

	Three Months Ended November 30,
	2014	2013
Revenue
Manufacturing	$379,949	$359,473
Wheels & Parts	86,624	113,401
Leasing & Services	28,485	17,481

	495,058	490,355

Cost of revenue
Manufacturing	316,037	311,440
Wheels & Parts	76,872	107,975
Leasing & Services	14,081	9,381

	406,990	428,796

Margin	88,068	61,559

Selling and administrative expense	33,729	26,109
Net gain on disposition of equipment	(83)	(3,651)
Restructuring charges	—	879

Earnings from operations	54,422	38,222

Other costs
Interest and foreign exchange	3,141	4,744

Earnings before income tax and earnings from unconsolidated affiliates	51,281	33,478
Income tax expense	(16,054)	(10,522)

Earnings before earnings from unconsolidated affiliates	35,227	22,956
Earnings from unconsolidated affiliates	755	41

Net earnings	35,982	22,997
Net earnings attributable to noncontrolling interest	(3,196)	(7,609)

Net earnings attributable to Greenbrier	$32,786	$15,388

Basic earnings per common share:	$1.19	$0.54

Diluted earnings per common share:	$1.01	$0.49

Weighted average common shares:
Basic	27,665	28,417
Diluted	33,713	34,462

Dividends declared per common share:	$0.15	$—

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Greenbrier Reports First Quarter. . . (Cont.)	Page 8

THE GREENBRIER COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands, unaudited)

	Three Months Ended November 30,
	2014	2013
Cash flows from operating activities:
Net earnings	$35,982	$22,997
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income taxes	607	286
Depreciation and amortization	12,050	10,897
Net gain on disposition of equipment	(83)	(3,651)
Stock based compensation expense	3,411	1,359
Noncontrolling interest adjustments	12,952	169
Other	152	358
Decrease (increase) in assets:
Accounts receivable, net	7,806	(19,305)
Inventories	(67,642)	(13,178)
Leased railcars for syndication	(54,732)	9,853
Other	2,211	2,069
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	(13,032)	(25,137)
Deferred revenue	6,488	(172)

Net cash used in operating activities	(53,830)	(13,455)

Cash flows from investing activities:
Proceeds from sales of assets	2,073	14,051
Capital expenditures	(31,314)	(6,542)
Increase in restricted cash	(30)	(168)
Investment in unconsolidated affiliates	(2,500)	(1,253)

Net cash provided by (used in) investing activities	(31,771)	6,088

Cash flows from financing activities:
Net change in revolving notes with maturities of 90 days or less	15,000	—
Proceeds from revolving notes with maturities longer than 90 days	23,056	7,474
Repayments of revolving notes with maturities longer than 90 days	(4,610)	(16,878)
Repayments of notes payable	(1,758)	(1,223)
Decrease in restricted cash	11,000	—
Cash distribution to joint venture partner	(2,275)	—
Investment by joint venture partner	—	419
Repurchase of stock	(21,730)	(871)
Excess tax benefit from restricted stock awards	2,970	152

Net cash provided by (used in) financing activities	21,653	(10,927)

Effect of exchange rate changes	(2,010)	2,085
Decrease in cash and cash equivalents	(65,958)	(16,209)
Cash and cash equivalents
Beginning of period	184,916	97,435

End of period	$118,958	$81,226

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Greenbrier Reports First Quarter. . . (Cont.)	Page 9

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Operating Results by Quarter for 2014 are as follows:

	First	Second	Third	Fourth	Total

Revenue
Manufacturing	$359,473	$347,755	$425,583	$492,105	$1,624,916
Wheels & Parts (1)	113,401	136,540	140,663	105,023	495,627
Leasing & Services	17,481	17,921	27,039	20,978	83,419

	490,355	502,216	593,285	618,106	2,203,962

Cost of revenue
Manufacturing	311,440	306,572	351,829	404,167	1,374,008
Wheels & Parts (1)	107,975	127,940	129,825	98,198	463,938
Leasing & Services	9,381	9,853	14,856	9,706	43,796

	428,796	444,365	496,510	512,071	1,881,742

Margin	61,559	57,851	96,775	106,035	322,220

Selling and administrative expense	26,109	28,125	34,800	36,236	125,270
Net gain on disposition of equipment	(3,651)	(5,416)	(5,619)	(353)	(15,039)
Restructuring charges	879	540	56	—	1,475
Gain on contribution to joint venture	—	—	—	(29,006)	(29,006)

Earnings from operations	38,222	34,602	67,538	99,158	239,520

Other costs
Interest and foreign exchange	4,744	4,099	5,437	4,415	18,695

Earnings before income tax and earnings (loss) from unconsolidated affiliates	33,478	30,503	62,101	94,743	220,825

Income tax expense	(10,522)	(9,883)	(16,303)	(35,693)	(72,401)

Earnings before earnings (loss) from unconsolidated affiliates	22,956	20,620	45,798	59,050	148,424
Earnings (loss) from unconsolidated affiliates	41	(67)	298	1,083	1,355

Net earnings	22,997	20,553	46,096	60,133	149,779
Net earnings attributable to noncontrolling interest	(7,609)	(4,966)	(12,508)	(12,777)	(37,860)

Net earnings attributable to Greenbrier	$15,388	$15,587	$33,588	$47,356	$111,919

Basic earnings per common share (2)	$0.54	$0.55	$1.20	$1.69	$3.97
Diluted earnings per common share (2)	$0.49	$0.50	$1.03	$1.43	$3.44

(1)	Wheels & Parts (previously known as Wheels, Repair & Parts) included our repair operations through July 18, 2014, at which time we and Watco, our joint venture partner, contributed our respective repair operations to GBW, an unconsolidated 50/50 joint venture. After July 18, 2014, the results of GBW are included in Earnings (loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting.
(2)	Quarterly amounts do not total to the year to date amount as each period is calculated discretely. Diluted earnings per common share includes the dilutive effect of the 2026 Convertible Notes using the treasury stock method when dilutive and the dilutive effect of shares underlying the 2018 Convertible Notes using the “if converted” method in which debt issuance and interest costs, net of tax, were added back to net earnings.

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Greenbrier Reports First Quarter. . . (Cont.)	Page 10

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, unaudited)

Segment Information

Three months ended November 30, 2014:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$379,949	$7,420	$387,369	$52,051	$786	$52,837
Wheels & Parts	86,624	6,911	93,535	7,932	784	8,716
Leasing & Services	28,485	13,184	41,669	11,042	13,184	24,226
Eliminations	—	(27,515)	(27,515)	—	(14,754)	(14,754)
Corporate	—	—	—	(16,603)	—	(16,603)

	$495,058	$—	$495,058	$54,422	$—	$54,422

Three months ended August 31, 2014:

	Revenue			Earnings (loss) from operations
	External	Intersegment	Total	External	Intersegment	Total
Manufacturing	$492,105	$790	$492,895	$73,013	$61	$73,074
Wheels & Parts (1)	105,023	4,090	109,113	31,873	(104)	31,769
Leasing & Services	20,978	8,350	29,328	8,167	8,350	16,517
Eliminations	—	(13,230)	(13,230)	—	(8,307)	(8,307)
Corporate	—	—	—	(13,895)	—	(13,895)

	$618,106	$—	$618,106	$99,158	$—	$99,158

	Total assets
	November 30, 2014	August 31, 2014
Manufacturing	$585,240	$521,711
Wheels & Parts	301,300	298,009
Leasing & Services	493,048	436,075
Unallocated	189,794	261,373

	$1,569,382	$1,517,168

The results of operations for GBW, which are shown below, are not reflected in the above tables as the investment is accounted for under the equity method of accounting.

Three months ended November 30, 2014
Revenue	$82,500
Earnings from operations	$300
Total assets	$231,300

(1)	Wheels & Parts (previously known as Wheels, Repair & Parts) included our repair operations through July 18, 2014, at which time we and Watco, our joint venture partner, contributed our respective repair operations to GBW, an unconsolidated 50/50 joint venture. After July 18, 2014, the results of GBW are included in Earnings (loss) from unconsolidated affiliates as we account for our interest in GBW under the equity method of accounting. Earnings from operations include gain on contribution to GBW.

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Greenbrier Reports First Quarter. . . (Cont.)	Page 11

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, excluding backlog and delivery units, unaudited)

Reconciliation of Net earnings to Adjusted EBITDA (1)

	Three Months Ended
	November 30, 2014	August 31, 2014
Net earnings	$35,982	$60,133
Interest and foreign exchange	3,141	4,415
Income tax expense	16,054	35,693
Depreciation and amortization	12,050	9,598
Gain on contribution to GBW	—	(29,006)

Adjusted EBITDA	$67,227	$80,833

(1)	Adjusted EBITDA is not a financial measure under generally accepted accounting principles (GAAP). We define Adjusted EBITDA as Net earnings before interest and foreign exchange, income tax expense, gain on contribution to GBW, depreciation and amortization. Adjusted EBITDA is a performance measurement tool commonly used by rail supply companies and Greenbrier. You should not consider Adjusted EBITDA in isolation or as a substitute for other financial statement data determined in accordance with GAAP. In addition, because Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the Adjusted EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

Three Months Ended November 30, 2014
Backlog Activity (units)
Beginning backlog	31,500
Orders received	14,100
Production held as Leased railcars for syndication	(2,200)
Production sold directly to third parties	(2,200)

Ending backlog	41,200

Delivery Information (units)
Production sold directly to third parties	2,200
Sales of Leased railcars for syndication	1,800

Total deliveries	4,000

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Greenbrier Reports First Quarter. . . (Cont.)	Page 12

THE GREENBRIER COMPANIES, INC.

SUPPLEMENTAL INFORMATION

(In thousands, except per share amounts, unaudited)

Reconciliation of common shares outstanding and diluted earnings per share

The shares used in the computation of the Company’s basic and diluted earnings per common share and Diluted earnings per share excluding gain on contribution to GBW are reconciled as follows:

	Three Months Ended
	November 30, 2014	August 31, 2014
Weighted average basic common shares outstanding (1)	27,665	27,988
Dilutive effect of convertible notes (2)	6,048	6,049

Weighted average diluted common shares outstanding	33,713	34,037

(1)	Restricted stock grants and restricted stock units, including some grants subject to certain performance criteria, are included in weighted average basic common shares outstanding when the Company is in a net earnings position.
(2)	The dilutive effect of the 2018 Convertible notes are included in the Weighted average diluted common shares outstanding as they were considered dilutive under the “if converted” method as further discussed below. The dilutive effect of the 2026 Convertible notes are included in the Weighted average diluted common shares outstanding as the average stock price during the period exceeded the conversion price of $48.05.

Diluted earnings per share was calculated using the more dilutive of two approaches. The first approach includes the dilutive effect of outstanding warrants and shares underlying the 2026 Convertible notes in the share count using the treasury stock method. The second approach supplements the first by including the “if converted” effect of the 2018 Convertible notes issued in March 2011. Under the “if converted method” debt issuance and interest costs, both net of tax, associated with the convertible notes are added back to net earnings and the share count is increased by the shares underlying the convertible notes.

Reconciliation of Net earnings attributable to Greenbrier to Net earnings excluding gain on contribution to GBW

	Three Months Ended
	November 30, 2014	August 31, 2014
Net earnings attributable to Greenbrier	$32,786	$47,356
Gain on contribution to GBW (after-tax)	—	(13,633)

Net earnings excluding gain on contribution to GBW	32,786	33,723
Add back:
Interest and debt issuance costs on the 2018 Convertible notes, net of tax	1,416	1,416

Earnings before interest and debt issuance costs on convertible notes	$34,202	$35,139

Weighted average diluted common shares outstanding	33,713	34,037

Diluted earnings per share excluding gain on contribution to GBW	$1.01	$1.03

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